Exhibit 99.1

Contact: Holly Schoenfeldt Director of Marketing and Public Relations 210.308.1268 hschoenfeldt@usfunds.com

For Immediate Release

U.S. Global Investors Announces Intent to Restate EPS for the March 31, 2026, Financial Statements; Underlying Financial Results Unchanged

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SAN ANTONIO—June 1, 2026—U.S. Global Investors, Inc. (NASDAQ: GROW) (the “Company”), a registered investment advisory firm with longstanding experience in global markets and specialized sectors, today announced that it will restate its earnings per share (EPS) figures for the three-month and nine-month periods ended March 31, 2026, as previously reported in the Company’s Quarterly Report on Form 10-Q for the third quarter of fiscal year 2026.

Nature of the Restatement

The Company identified a miscalculation of basic and diluted weighted average shares outstanding used to determine basic and diluted EPS. Within a supporting spreadsheet, a component of shares was inadvertently omitted from the calculation, resulting in understated basic and diluted weighted average common shares and overstated basic and diluted EPS for the three- and nine-month periods ended March 31, 2026.

The miscalculation had no impact on the Company’s reported net income, total revenues, operating income, cash position or any other line item in the consolidated financial statements. Only the weighted average number of shares outstanding and the resulting per-share figures are affected.

“The miscalculation was a clerical omission in a supporting schedule, not a change in the Company’s underlying performance,” said Frank Holmes, CEO and Chief Investment Officer of U.S. Global Investors. “Because our share count moves every month as a result of our active buyback program, the weighted average share calculation is inherently dynamic. We have identified the issue and are implementing enhancements to our review procedures so that the per-share presentation of our results accurately reflects that dynamic in every reporting period.”

For the three months ended March 31, 2026, weighted average shares were understated by 702,484 shares, resulting in an overstatement of basic and diluted EPS of $0.02. Corrected basic and diluted EPS is $0.21, with restated weighted average shares outstanding of 12,561,208 (basic) and 12,585,586 (diluted).

For the nine months ended March 31, 2026, weighted average shares were understated by 230,743 shares, resulting in an overstatement of basic and diluted EPS of $0.01. The corrected basic and diluted weighted average shares outstanding and the basic and diluted EPS will be reflected in the Company’s amended Form 10-Q/A.

Any previously furnished reports, press releases, earnings releases and investor presentations or other communications describing the Company’s consolidated financial statements as of and for the three and nine months ended March 31, 2026, should no longer be relied upon. The Company intends to file an amendment on Form 10-Q/A with the Securities and Exchange Commission (SEC) as promptly as practicable. Investors and shareholders are encouraged to review the amended filing once available. All other financial data previously disclosed in connection with the third quarter of fiscal year 2026 remains unchanged.

Returning Capital to Shareholders

The Company’s commitment to returning capital to shareholders through its two-pillar strategy of monthly dividends and ongoing share repurchase program is longstanding. Over the five-year period ended March 31, 2026, the Company repurchased approximately 2.7 million shares of its common stock, representing a more-than 20% reduction.

“I want to assure our shareholders that the fundamentals of our business remain strong,” said Mr. Holmes. “Net income for the quarter ended March 31, 2026, was $2.7 million, and our average assets under management (AUM) reached $1.6 billion, the highest level in nearly two years. The correction to our per-share figures does not change the underlying story of a profitable quarter.”

About U.S. Global Investors, Inc.

The story of U.S. Global Investors goes back more than 50 years when it began as an investment club. Today, U.S. Global Investors, Inc. (www.usfunds.com) is a registered investment adviser that focuses on niche markets around the world. Headquartered in San Antonio, Texas, the Company provides investment management and other services to U.S. Global Investors Funds and U.S. Global ETFs.

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This news release may include certain “forward-looking statements” including statements relating to revenues, expenses, and expectations regarding market conditions. These statements involve certain risks and uncertainties. There can be no assurance that such statements will prove accurate and actual results and future events could differ materially from those anticipated in such statements.

Bloomberg data for the period May 13, 2026, through May 29, 2026, shows that GROW shares traded in a range of $2.55 to $2.71, with an average of $2.63 and a net change of just $0.09, or 3.53%. Average daily trading volume was 24,154.